EXHIBIT 10.22

EMPLOYMENT AGREEMENT

     This EMPLOYMENT AGREEMENT, dated as of December 6, 2001, is made by and between JAMES H. MILLER (the “Executive”) and MERIDIAN MEDICAL TECHNOLOGIES, INC. (the “Company”), a Delaware corporation.

RECITALS

     WHEREAS, the Executive and the Company have previously entered into an employment agreement, dated November 20, 1996 (the “Former Agreement”); and

     WHEREAS, the Board of Directors of the Company (“Board of Directors”) has determined that it is in the best interest of the Company’s shareholders that appropriate steps should be taken to reinforce and encourage the continued dedication of the Executive to the Executive’s assigned duties; and

     WHEREAS, in order to induce the Executive to remain in the employ of the Company and to induce the Executive to give the Executive’s continued attention and dedication to the Executive’s assigned duties, the Company desires to enter into, and the Executive wishes to accept, this Employment Agreement in substitution for the Former Agreement;

     NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Company and the Executive do hereby agree as follows:

ARTICLE 1.
DEFINITIONS

     Whenever the following terms are used below in this Employment Agreement, they shall have the meaning specified below, and no other, unless the context clearly indicates to the contrary. The masculine pronoun shall include the feminine and neuter, and the singular the plural, where the context so indicates.

1.1	Annual Bonus. “Annual Bonus” shall mean the greater of (a) the annual bonus paid or payable by the Company to the Executive for the fiscal year immediately preceding the Date of Termination and (b) the average of the annual bonuses paid or payable to the Executive for the three (3) fiscal years immediately preceding the fiscal year in which the Date of Termination falls.

1.2	Board of Directors. “Board of Directors” shall have the meaning provided in the second recital of this Agreement.

1.3	Cause. “Cause” shall mean termination of employment with the Company because of (i) the Executive’s failure or refusal to substantially perform the duties reasonably required of the Executive by the Company (other than by reason of disability), after reasonable demand for substantial performance is delivered by the Company specifically identifying the manner in which the Company believes the Executive has not performed his duties; (ii) the commission by the Executive of a felony or the perpetration by the Executive of a dishonest act against or breach of fiduciary duty toward the Company; or (iii) any willful act or omission by the Executive which is injurious in any material respect to the financial condition or business reputation of the Company. For purposes of this Section 1.3, no act, or failure to act, on the Executive’s part shall be considered “willful” unless done, or omitted to be done, by him not in good faith and without reasonable belief that his act or omission was in the best interests of the Company.

1.4	Code. “Code” shall mean the Internal Revenue Code of 1986, as amended.
1.5	Company. “Company” shall mean Meridian Medical Technologies, Inc., a Delaware corporation, its subsidiaries and affiliates, and any successor to its business, whether direct or indirect, by purchase or securities, merger, consolidation, purchase of all or substantially all of the Company’s assets or otherwise.

1.6	Date of Termination. “Date of Termination” shall mean (i) in the case of the Executive’s termination of employment by the Company for Disability, thirty days after Notice of Termination is given, provided that the Executive shall not have returned to the performance of the Executive’s assigned duties on a full-time basis during such thirty day period; (ii) in the case of termination of the Executive’s employment by the Company for Cause, the date of actual termination; or (iii) in the case of termination of the Executive’s employment by the Executive for Good Reason or termination for any other reason, the date specified in the Notice of Termination, which date shall not be less than thirty days after the date such Notice of Termination is given.

1.7	Disability. “Disability” shall mean a disability that results in the Executive’s entitlement, for the duration of his disability, to payments under the Company’s long-term disability plan or policy in effect immediately before the Executive’s termination of employment hereunder.

1.8	Executive. “Executive” shall have the meaning provided in the first paragraph of this Agreement.
1.9	Good Reason. “Good Reason” shall mean the occurrence of any of the following events without the Executive’s express written consent:

(a)	the assignment to the Executive of duties inconsistent with the position and status of the Chairman of the Board, President and Chief Executive Officer of the Company, or a substantial alteration in the nature, status or prestige of the Executive’s responsibilities as Chairman of the Board, President and Chief Executive Officer of the Company from those in effect at the date hereof, excluding for these purposes an isolated, insubstantial and inadvertent action not taken in bad faith that is remedied by the Company promptly after receipt of notice thereof given by the Executive;

(b)	a reduction by the Company in the Executive’s pay grade or base salary as in effect at the date hereof or as the same may be increased from time to time during the term of this Agreement or the Company’s failure to increase (within 12 months of the Executive’s last increase in base salary) the Executive’s base salary in an amount which at least equals, on a percentage basis, the average percentage increase in base salary for the Company’s executive officers (within the meaning of Rule 3b-7, promulgated under the Securities Exchange Act of 1934, as amended) in the preceding 12 months;

(c)	an involuntary relocation of the Executive from the location contemplated in Article 3 hereof or the breach by the Company of any other provision of this Agreement (other than an immaterial breach that is promptly corrected after notice by the Executive to the Company); or

(d)	any purported termination of the employment of the Executive by the Company which is not effected according to the requirements of a Notice of Termination as defined in Section 1.10 hereof.

1.10	Notice of Termination. “Notice of Termination” shall mean a notice, in writing, to the Executive from the Company or to the Company from the Executive, which indicates the specific termination provision enumerated in this Agreement relied upon, and which sets forth in reasonable detail the facts and circumstances alleged to provide a basis for termination of the Executive’s employment by the Company or by the Executive. Such notice must be communicated to the Executive in accordance with Section 7.3 hereof.

1.11	Tax Counsel. “Tax Counsel” shall mean legal counsel, selected by Ernst & Young LLP (or an independent certified public accounting firm that is duly selected by the Board of Directors), and acceptable to the Executive and the Company, for the purpose of rendering legal advice and services on tax issues arising under this Agreement.

ARTICLE 2.
TERM

     This Agreement shall be effective commencing on the date hereof and shall continue in effect through the third anniversary of the date hereof; provided, however, that commencing on the first anniversary of the date hereof and on each annual anniversary of the date hereof thereafter, the term of this Agreement shall automatically be extended for one additional year unless no later than 90 days before such anniversary, the Company shall have given the Executive notice that it does not desire to extend the term of this Agreement. Notice by the Company pursuant to this Article 2 that it does not wish to extend the term of this Agreement shall not constitute a Notice of Termination and shall not constitute Good Reason for the Executive to terminate his employment with the Company.

ARTICLE 3.
EMPLOYMENT

     The Company agrees to employ the Executive and the Executive agrees to continue to serve the Company on the terms and conditions set forth herein. Except as may otherwise be agreed upon between the Company and the Executive, the Executive shall serve the Company as President and Chief Executive Officer of the Company. At all times, the Executive shall report directly to the Board of Directors of the Company. The Executive shall devote substantially all of his working time and efforts to the business and affairs of the Company, except for reasonable time spent for service on the boards of directors of other corporations, vacations and civic and charitable activities, and shall continue to represent the Company within its industry. The Executive shall, except as the Executive may otherwise agree, perform his principal activities at the executive offices of the Company located in the Baltimore-Washington corridor subject to required travel on the Company’s business.

ARTICLE 4.
BENEFITS AND COMPENSATION

4.1	Base Salary. During the term of his employment hereunder, the Company shall pay to the Executive, in approximately equal installments not less often than twice per month, a base salary of not less than $420,000 per year, as the same may from time to time be increased.

4.2	Eligibility for Bonuses. Each year during the term of the Executive’s employment hereunder, the Executive shall be eligible to receive an annual bonus, the amount and payment of which shall be determined by the Board of Directors in its reasonable discretion.

4.3	Benefit Plans and Arrangements. The Executive shall be entitled to participate in the Company’s employee benefit plans and arrangements in effect during the term of his employment hereunder: provided that the benefits and rights provided to the Executive under such plans and arrangements shall be not less favorable than the benefits and rights provided to the Executive under the Company’s plans and arrangements applicable to the Executive as of the date hereof.

4.4	Perquisites. During the term of his employment hereunder, the Executive shall be entitled to receive fringe benefits ordinarily and customarily provided by the Company. The fringe benefits to which the Executive is entitled under this Section 4.4 shall not be less favorable than those to which the Executive is entitled as of the date hereof.

4.5	Expenses. The Company shall promptly reimburse the Executive for all reasonable travel and other business-related expenses related to the Company’s business actually paid or incurred by him in the performance of his services under this Agreement.

ARTICLE 5.
TERMINATION

5.1	Death. The Executive’s employment hereunder shall terminate upon his death.

5.2	Disability. During any period within the term of this Agreement that the Executive is or becomes incapacitated due to physical or mental illness, the Executive shall continue to receive the Executive’s full base compensation and other benefits at the rate then in effect until the Executive’s employment is terminated. After termination for Disability, benefits accruing to the Executive shall be determined in accordance with the Company’s disability policy as then in effect.

5.3	Cause. The Company may terminate the Executive’s employment hereunder for Cause. In the event that the Executive’s employment with the Company is terminated for Cause, the Executive shall receive the Executive’s full base compensation as earned through the Date of Termination at the rate in effect at the time Notice of Termination is given. Following payment of said amount and without impairing the Executive’s rights under benefit plans and arrangements and the Company’s policies and procedures, the Company shall have no further obligations to the Executive under this Agreement.

5.4	Termination for Reason other than Death, Disability or Cause. In the event that the employment of the Executive shall be terminated during the term of this Agreement (i) by the Company for any reason other than for Cause or Disability or (ii) by the Executive for Good Reason, then:

(a)	unless the Executive shall elect instead to receive the benefits available under the Company’s severance policy, the Executive shall be entitled to receive from the Company:

(i)	the Executive’s full base compensation as earned through the Date of Termination at the rate in effect at the time Notice of Termination is given;

(ii)	any bonus to which the Executive has become entitled but which has not yet been paid to the Executive;

(iii)	for a 36-month period after such termination, life, disability, accident and health insurance coverage (under the Company’s plans and policies) that are substantially the same as that which the Executive received immediately prior to the Notice of Termination, provided that if any such benefits enumerated above cannot be provided to the Executive or his dependents, beneficiaries or estate under any of the Company’s plans, the Company shall cause the Executive to receive such benefits under alternative plans or arrangements that provide such coverage on substantially the same terms and at a cost to the Executive that is not greater than that incurred by the Executive (determined on an after-tax basis) immediately prior to the Notice of Termination;

(iv)	a lump sum cash payment equal to the product of (A) three (3), and (B) the Executive’s combined base compensation for the twelve-month period immediately preceding the Notice of Termination;

(v)	a lump sum cash payment equal to the Executive’s Annual Bonus; and

(vi)	a lump sum cash payment equal to the product of (A) the Executive’s Annual Bonus and (B) a fraction, the numerator of which is the number of days in the then-current fiscal year through the Date of Termination and the denominator of which is 365;

(b)	all options to purchase securities of the Company then held by the Executive shall be immediately exercisable, without regard to whether such options are exercisable at such time pursuant to the terms of the documents under which such options were granted; and

(c)	any securities of the Company then held by the Executive that are subject to any restriction on transfer, other than restrictions imposed only by federal or state securities laws, shall lapse and be of no further force and effect with the result that the Executive shall be permitted to sell, transfer or otherwise dispose of such securities without regard to any such restrictions.

5.5	Tax Gross-Up of Benefit Payments.

(a)	In the event that (i) the Executive becomes entitled to any benefits or payments in connection with a change in the ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) or the termination of the Executive’s employment, whether pursuant to the terms of this Agreement or otherwise (collectively, the “Total Benefits”), and (ii) any of the Total Benefits will be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), the Company shall pay to the Executive an additional amount (the “Gross-Up Payment”) such that the net amount retained by the Executive from the Gross-Up Payment, after deduction of any federal, state and local income taxes, Excise Tax, and FICA and Medicare withholding taxes upon the Gross-Up Payment, shall be equal to the Excise Tax on the Total Benefits. For purposes of determining the amount of such Excise Tax, the amount of the Total Benefits that shall be treated as subject to the Excise Tax shall be equal to (i) the Total Benefits, minus (ii) the amount of such Total Benefits that, in the opinion of Tax Counsel, are not excess parachute payments (within the meaning of Section 280G(b)(1) of the Code).

(b)	For purposes of this Section 5.5, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Excise Tax is (or would be) payable and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive’s residence on the Date of Termination, net of the reduction in federal income taxes which could be obtained from deduction of such state and local taxes (calculated by assuming that any reduction under Section 68 of the Code in the amount of itemized deductions allowable to the Executive applies first to reduce the amount of such state and local income taxes that would otherwise be deductible by the Executive). Except as otherwise provided herein, all determinations required to be made under this Section 5.5 shall be made by Tax Counsel, which determinations shall be conclusive and binding on the Executive and the Company absent manifest error.

(c)	In the event that the Excise Tax on the Total Benefits is subsequently determined to be less than the amount taken into account hereunder at the time of termination of the Executive’s employment, the Executive shall repay to the Company, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (plus that portion of the Gross-Up Payment attributable to the Excise Tax, federal, state and local income taxes and FICA and Medicare withholding taxes imposed on the Gross-Up Payment being repaid by the Executive to the extent that such repayment results in a reduction in any such taxes and/or a federal, state or local income tax deduction) plus interest (at the rate applicable under Section 1274 of the Code) on the amount of such repayment for the period that the portion of the Gross-Up Payment being repaid was held by the Executive. In the event that the Excise Tax on the Total Benefits is determined to exceed the amount taken into account hereunder at the time of the termination of the Executive’s employment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment (which shall be calculated by Tax Counsel in the same manner and using the same assumptions as set forth in Sections 5.5(a) and 5.5(b) hereof) to the Executive in respect of such excess (plus any interest, penalties or additions payable by the Executive with respect to such excess to the Internal Revenue Service or any other federal, state, local or foreign taxing authority) at the time that the amount of such excess is finally determined.

5.6	Legal Fees and Expenses. Provided that the Executive is the prevailing party, the Company shall pay to the Executive all reasonable legal fees and expenses incurred by the Executive as a result of a dispute regarding the application of any provision of this Agreement, including all such fees and expenses, if any, incurred (a) in seeking to obtain or enforce any right or benefit provided by the Agreement or (b) in connection with any tax audit or proceeding to the extent attributable to the application of Section 4999 of the Code to any of the Total Benefits. Such payments shall be made within five (5) business days after delivery of the Executive’s respective written requests for payment accompanied with such evidence of fees and expenses incurred as the Company reasonably may require.

5.7	No Mitigation. The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Agreement be reduced or offset by any compensation earned by the Executive as a result of employment by another employer or by retirement benefits after the Date of Termination or otherwise. Benefits payable pursuant to Section 5.4(a)(iii) of this Agreement shall cease to the extent that the Executive is entitled to receive such benefits pursuant to the benefit plans of another employer of the Executive.

ARTICLE 6.
NON-COMPETITION; NON-DISCLOSURE

6.1	The Executive agrees that, while he is employed by the Company and for the one (1) year period thereafter, he will not directly or indirectly engage or participate in, as an owner, partner, shareholder, officer, employee, director, agent or consultant, any business that directly or indirectly competes with the Company or any of its subsidiaries or affiliates, and, further, that he will not make any investments in any business that competes with the Company. The Executive further agrees that he will not at any time, except in the performance of his duties for the Company, directly or indirectly disclose any trade secret or confidential information that he learns by reason of his association with the Company. The Executive acknowledges that all business records, papers, documents and other matters created, collected or made by him in the performance of his service for the Company shall remain the exclusive property of the Company. The agreements and acknowledgements in this paragraph are in addition to those contained in the Employment Agreement incorporated by reference in Section 6.2.

6.2	The Executive ratifies and confirms the terms and obligations of the Employment Agreement executed between the Company and the Executive on July 13, 1989, containing a covenant not to compete and provisions on nondisclosure of information, new inventions, delivery of documents, and remedies. That Employment Agreement, and any successor agreement to that Agreement, is hereby incorporated by reference into this Agreement.

ARTICLE 7.
MISCELLANEOUS

7.1	Successors; Binding Agreement. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. The failure of the Company to obtain such assumption agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as the Executive would be entitled to hereunder if the Executive had terminated the Executive’s employment for

Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination.
7.2	Successors and Assigns. This Agreement shall inure to the benefit of, and be enforceable by, the personal heirs, distributed, devisees and legatees of the Executive.
7.3	Notice. Any notice and all communications by either party to the other provided for in this Agreement shall be in writing and shall be deemed to have been received when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, or deposited with a recognized national overnight delivery service. If addressed to the Executive, the notice shall be delivered or mailed to the Executive at the address reflected in the personnel records of the Company, or if addressed to the Company, the notice shall be delivered or mailed to the attention of the Board of Directors with a copy to the Secretary of the Company, to the Company’s principal executive offices, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

7.4	No Waiver. No provision of this Agreement may be modified, waived or discharged unless in writing and signed by the Executive and such officer of the Company as may be specifically designated or authorized by the Board of Directors or by a Committee of the Board of Directors. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

7.5	Entire Agreement. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. This Agreement constitutes the entire agreement of the parties, recites the sole considerations for the promises exchanged and supersedes any prior agreements between the Executive and the Company with respect to the subject matter hereof, including without limitation the Former Agreement but excluding the Employment Agreement incorporated by reference in Section 6.2 hereof.

7.6	Controlling Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware relating to contracts to be performed entirely therein. All amounts payable to the Executive pursuant to this Agreement shall be paid subject to such reporting and withholding requirements, if any, as may be imposed by applicable law and applicable Company policy.
7.7	Invalid Provision. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

7.8	Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts together shall constitute but one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

MERIDIAN MEDICAL TECHNOLOGIES, INC., a Delaware corporation

By: /s/ David L. Lougee Chairman, Compensation and Stock Option Plan Committee

JAMES H. MILLER

/s/ James H. Miller